UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2008

ARIAD Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-21696	22-3106987
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
26 Landsdowne Street, Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (617) 494-0400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On February 13, 2008 ARIAD Pharmaceuticals, Inc. announced that it has promoted Richard W. Pascoe to the new position of chief operating officer and has expanded the role of Timothy P. Clackson, Ph.D., ARIAD’s chief scientific officer, to include all of research, preclinical development, and applied sciences. Mr. Pascoe previously held the title of chief commercial officer. In his new role, Mr. Pascoe will assume responsibility for operating, new product planning, manufacturing, marketing and sales, and business development activities and will continue to report to Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. These actions became effective on February 11, 2008.

Prior to his promotion, Mr. Pascoe, age 44, served as ARIAD’s Senior Vice President and Chief Commercial Officer since June 2007. Prior to that, he held the position of Vice President and Chief Commercial Officer since November 2005. From 2000 to 2005, Mr. Pascoe held various senior sales and marketing positions at King Pharmaceuticals, Inc., most recently as Senior Vice President, Marketing. From 1999 to 2000, he served as Director of Marketing at Medco Research, Inc (which was acquired by King Pharmaceuticals). From 1997 to 1999, Mr. Pascoe was Southern Region Manager at Cor Therapeutics, Inc. Prior to Cor, he held various positions in the commercial groups at B. Braun Interventional and The BOC Group. Mr. Pascoe also served as a Commissioned Officer with the U.S. Army 24th Infantry Division, including being advisor to the Brigade Commander during Operation Desert Storm. Mr. Pascoe received his B.S. degree in Leadership Studies from the United States Military Academy at West Point.

Mr. Pascoe has an employment agreement with ARIAD dated September 25, 2005, a copy of which has been filed as an exhibit to ARIAD’s Annual Report on Form 10-K for the year ended December 31, 2005. The agreement, which originally had a term expiring on December 31, 2007, was extended in May 2007 through December 31, 2010, subject thereafter to automatic renewal for successive one-year terms absent notice to the contrary by either party. Mr. Pascoe’s current salary is $300,000, subject to increase by the Board of Directors from time to time. Under the terms of the agreement, Mr. Pascoe is eligible to receive a discretionary bonus of up to 30% of salary, payable in the form of stock options, stock awards, deferred compensation or cash, as determined by the Board of Directors. The agreement also provides that Mr. Pascoe is entitled to, among other things, participation in any incentive, stock award or bonus plan, pension, group insurance and fringe benefits on the same basis as executives at a comparable level; group health, disability and life insurance; four weeks paid vacation; an auto allowance and standard tax preparation and planning services; one three-month period of fully paid leave after each six years of continuous employment, under ARIAD’s executive sabbatical policy; reimbursement of business expenses; and indemnification and directors’ and officers’ insurance coverage. In addition, if Mr. Pascoe is terminated without cause, ARIAD is obligated to continue payment of his then current salary for the remainder of the employment agreement term; accelerate vesting of all stock, stock options, stock awards, and similar equity awards granted to him that would have otherwise vested during the term, subject to the normal post termination exercise period; and continued payment of all benefits covered under COBRA for up to one year

No family relationship exists between Mr. Pascoe and any director or other executive officer of ARIAD, nor are there any transactions which would be required to be disclosed under Item 404(a) of Regulation S-K.

There were no changes to Mr. Pascoe’s or Dr. Clackson’s compensation or employment agreements in connection with their promotions.

Attached hereto as Exhibit 99.1 and incorporated by reference into this Item 5.02 is the text of the ARIAD’s press release announcing these actions.

ITEM 9.01	Financial Statements and Exhibits.
(d)	The following exhibit is filed with this report

Exhibit
Number	Description
99.1	Press release dated February 13, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARIAD Pharmaceuticals, Inc.

		By:	/s/ Edward M. Fitzgerald
Edward M. Fitzgerald
Senior Vice President, Finance and Corporate Operations, Chief Financial Officer

Date:	February 14, 2008

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated February 13, 2008

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